Exhibit 99.1

Contact: Trans World Entertainment Edwin Sapienza Chief Financial Officer (518) 452-1242	Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203

www.twec.com

PRESS RELEASE

Trans World Entertainment Corporation

Announces New Financing,

Board Changes and Company Refocus

•	etailz co-founder to join Board
•	Added liquidity to refocus on ~~e~~tailz growth initiatives

ALBANY, N.Y., March 31, 2020 (GLOBE NEWSWIRE) -- Trans World Entertainment (Nasdaq – TWMC, “TWEC” or the “Company”) announced today it has secured additional financing for its wholly owned subsidiary etailz, Inc. (“etailz”) from investors led by Alimco Financial Corporation (“Alimco”). Together with the previously announced credit facility, etailz now has over $30 million in committed new financing.

In connection with the financing, Tom Simpson and Jonathan Marcus will join a reconstituted board of directors. Mr. Simpson was co-founder and Executive Chairman of etailz up until TWEC’s acquisition of etailz in 2016, and currently serves as Managing Member of the Kick-Start funds. Mr. Marcus is the CEO of Alimco and has over 30 years of experience as an investor, including numerous board roles.

The Company will now focus exclusively on the growth and success of etailz.  The financing will help etailz achieve its growth goals, which includes further developing its software and services offerings, supporting inventory expansion, and expanding into new marketplaces and geographies.

The Company also announced the departure of Michael Feurer, the Company’s Chief Executive Officer, effective immediately.  Mike had been Chief Executive Officer and a director of the Company since 2014.

“Mike’s leadership was instrumental in the brand transformation and recent sale of our FYE business and the financing of etailz.  In fact, it was Mike’s foresight regarding digital marketplace retailing that prompted the Company to reinvent itself with the purchase of etailz several years ago.  The Board thanks Mike for his contributions to the Company and wish him the best in the future.  This marks the end of the FYE chapter of TWEC and a new beginning for the Company,” said Michael Solow, retiring Chairman of TWEC’s board.  Mr. Solow, along with Michael Feurer, Jeff Hastings, Rob Marks and Michael Nahl, retired from TWEC’s board effective with this financing.

Mr. Simpson co-founded etailz in 2008 and led the company as its Executive Chairman for 8 years and to over $115 million in annualized revenues until its acquisition by TWEC in 2016. “I am honored to rejoin the company I co-founded and to work closely with the entrepreneurial etailz team to achieve its objectives,” said Mr. Simpson.

“Combined with our incredible team and partners and the exclusive focus of our board, etailz is well positioned to become the leader in Marketplace Software and Services,” said Kunal Chopra, etailz CEO.  Chopra joined etailz in August 2019 following previous experiences at Microsoft, Groupon and Amazon.

About etailz

etailz is a leading online marketplace retail expert, service, and software provider that uses a data driven approach to digital marketplace retailing.  Through the use of proprietary software and e-commerce insight, etailz identifies new distributors and wholesalers, isolates emerging product trends, and optimizes price positioning and inventory purchasing decisions. A leading Amazon marketplace retailer that partners with brands and employs advanced technology and strategies to grow sales both domestically and internationally, etailz also partners with companies to expand their brand on eBay, Jet and Walmart.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained in this document that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of etailz and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and  other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document  or elsewhere might not occur.